KCSA PUBLIC RELATIONS WORLDWIDE News

Public and Investor Relations, Corporate and Marketing Communications

FOR:                         4Kids Entertainment, Inc.

KCSA                       Todd Fromer / Michael Cimini
CONTACTS:            (212) 896-1215 / (212) 896-1233
                                  todd@kcsa.com / mcimini@kcsa.com

4Kids Entertainment Announces Shareholders Approve All Proposals
At Annual Meeting

NEW YORK, May 27, 2004 – 4Kids Entertainment, Inc. (NYSE:KDE) today announced that shareholders approved all corporate proposals at the Company’s Annual Meeting of Shareholders held in New York, on May 27, 2004.

Shareholders approved the election of all six Board members, including Alfred R. Kahn, Joseph P. Garrity, Jay Emmett, Steven M. Grossman, Michael Goldstein and Richard Block.

The shareholders also approved the proposed 2004 stock option plan. The 2004 plan authorizes the issuance not later than December 31, 2014 of options to purchase up to 600,000 shares of 4Kids’ common stock. Additionally, shareholders ratified the appointment of Deloitte & Touche LLP as auditors for 4Kids for the fiscal year ending December 31, 2004.

About 4Kids Entertainment: Headquartered in New York City with international offices in London, 4Kids Entertainment, Inc. (NYSE: KDE) is a global provider of children’s entertainment and merchandise licensing. 4Kids, through its wholly owned subsidiaries, provides domestic and international merchandise licensing; product development; television, film, music and home video production and distribution; media buying and planning; and Web site development. For further information, please visit the company’s Web site atwww.4KidsEntertainment.com.

The information contained in this press release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors beyond the Company’s control, including general economic conditions, consumer spending levels, competition from toy companies, motion picture studios and other licensing companies, the uncertainty of public response to the Company’s properties and other factors could cause actual results to differ materially from the Company’s expectations.

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This release and prior releases are available on the Company’s Worldwide Web site at www.4KidsEntertainment.com

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